As filed with the Securities and Exchange Commission on November 3, 2017	File No. 333-30677 File No. 333-69792 File No. 333-152159 File No. 333-162200 File No. 333-162202 File No. 333-165829 File No. 333-187601 File No. 333-201579 File No. 333-210458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT No. 333-30677

FORM S-8 REGISTRATION STATEMENT No. 333-69792

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-152159

FORM S-8 REGISTRATION STATEMENT No. 333-162200

FORM S-8 REGISTRATION STATEMENT No. 333-162202

FORM S-8 REGISTRATION STATEMENT No. 333-165829

FORM S-8 REGISTRATION STATEMENT No. 333-187601

FORM S-8 REGISTRATION STATEMENT No. 333-201579

FORM S-8 REGISTRATION STATEMENT No. 333-210458

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________

Four Oaks Fincorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	56-2028446
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South

Four Oaks, North Carolina 27524

(919) 963-2177

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Non-Qualified Stock Option Plan

Employee Stock Purchase and Bonus Plan

Non-Qualified Stock Option Plan (Amended and Restated May 17, 2001)

Employee Stock Purchase and Bonus Plan (Amended and Restated August 20, 2001)

LongLeaf Community Bank Director Stock Option Plan and LongLeaf Community Bank Employee Stock Option Plan

Amended and Restated Non-Qualified Stock Option Plan, As Amended

Amended and Restated Employee Stock Purchase and Bonus Plan, As Amended

Nuestro Banco 2007 Nonstatutory Stock Option Plan and Nuestro Banco 2007 Incentive Stock Option Plan

Amended and Restated Stock Purchase and Bonus Plan, As Amended

Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan

Amended and Restated Employee Stock Purchase and Bonus Plan, As Amended

(Full titles of the Plans)

Jimmy C. Tallent

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

(706) 745-2151

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), which were filed with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement No. 333-30677, registering 125,000 shares of the Company’s common stock, under the Non-Qualified Stock Option Plan and Employee Stock Purchase and Bonus Plan, which was filed with the SEC on July 2, 1997, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-30677, which was filed with the SEC on September 29, 2009.
2.	Registration Statement No. 333-69792, registering 318,750 shares of the Company’s common stock, under the Non-Qualified Stock Option Plan (Amended and Restated May 17, 2001) and Employee Stock Purchase and Bonus Plan (Amended and Restated August 20, 2001), which was filed with the SEC on September 21, 2001, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-69792, which was filed with the SEC on September 29, 2009.
3.	Registration Statement No. 333-152159, registering 123,619 shares of the Company’s common stock, under the LongLeaf Community Bank Director Stock Option Plan and LongLeaf Community Bank Employee Stock Option Plan, which was filed with the SEC on July 7, 2008.
4.	Registration Statement No. 333-162200, registering 200,000 shares of the Company’s common stock, under Amended and Restated Non-Qualified Stock Option Plan, which was filed with the SEC on September 29, 2009.
5.	Registration Statement No. 333-162202, registering 100,000 shares of the Company’s voting common stock, under the Amended and Restated Employee Stock Purchase and Bonus Plan, As Amended, which was filed with the SEC on September 29, 2009.
6.	Registration Statement No. 333-165829, registering 13,114 shares of the Company’s common stock, under the Nuestro Banco 2007 Nonstatutory Stock Option Plan and Nuestro Banco 2007 Incentive Stock Option Plan, which was filed with the SEC on March 31, 2010.
7.	Registration Statement No. 333-187601, registering 150,000 shares of the Company’s common stock, under the Amended and Restated Employee Stock Purchase and Bonus Plan, As Amended, which was filed with the SEC on March 28, 2013.
8.	Registration Statement No. 333-201579, registering 1,920,000 shares of the Company’s common stock, under the Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan, which was filed with the SEC on January 16, 2015.
9.	Registration Statement No. 333-210458, registering 150,000 shares of the Company’s common stock, under the Amended and Restated Employee Stock Purchase and Bonus Plan, As Amended, which was filed with the SEC on March 29, 2016.

On June 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Community Banks, Inc., a Georgia corporation and the holding company for United Community Bank (“United”). On November 1, 2017, pursuant to the Merger Agreement, the Company was merged with and into United, with United being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration any and all shares of the Company’s common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K, filed with the SEC on June 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor to Four Oaks Fincorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on this November 3, 2017.

UNITED COMMUNITY BANKS, INC.
(as successor to Four Oaks Fincorp, Inc.)

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.